Exhibit 99.2

Theravance Biopharma, Inc. Announces Pricing of Public Offering of Ordinary Shares

DUBLIN, IRELAND — June 24, 2021 — Theravance Biopharma, Inc. (NASDAQ: TBPH) (“Theravance Biopharma”), a diversified biopharmaceutical company primarily focused on the discovery, development and commercialization of organ-selective medicines, announced today the pricing of its underwritten public offering of 6,700,000 ordinary shares at a price to the public of $15.00 per share.  The gross proceeds to Theravance Biopharma from the offering are expected to be $100.5 million, before deducting underwriting discounts and commissions and estimated offering expenses.  In addition, Theravance Biopharma has granted the underwriters a 30-day option to purchase up to an additional 1,005,000 ordinary shares at the public offering price, less underwriting discounts and commissions.  The offering is expected to close on June 29, 2021, subject to customary closing conditions.

SVB Leerink and Evercore ISI acted as joint lead bookrunners. Credit Suisse also acted as a bookrunner for the offering. H.C. Wainwright & Co. acted as lead-manager for the offering.

A shelf registration statement (including a base prospectus) relating to the shares was filed with the SEC and is effective. A preliminary prospectus supplement related to the offering has been filed with the SEC and a final prospectus supplement and accompanying prospectus related to the offering will be filed with the SEC and will be available on the SEC's website located at http://www.sec.gov. Copies of the final prospectus supplement and the accompanying prospectus relating to this offering, when available, may be obtained from SVB Leerink LLC, Attention: Syndicate Department, One Federal Street, 37th Floor, Boston, MA 02110, or by telephone at 1-800-808-7525 ext. 6105, or by email at syndicate@svbleerink.com; Evercore Group L.L.C., Attention: Equity Capital Markets, 55 East 52nd Street, 36th Floor, New York, NY 10055, or by telephone at (888) 474 0200, or by email at ecm.prospectus@evercore.com; or Credit Suisse Securities (USA) LLC, Attention: Prospectus Department, 6933 Louis Stephens Drive, Raleigh, NC 27560, or by telephone at 1-800-221-1037, or by e-mail at usa.prospectus@credit-suisse.com.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or other jurisdiction.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995: This announcement contains “forward-looking statements” such as those, among others, relating to Theravance Biopharma’s expectations regarding the completion of the proposed public offering. These statements are subject to significant risks and uncertainties; actual results could differ materially from those projected and Theravance Biopharma cautions investors not to place undue reliance on the forward-looking statements contained in this release. These risks and uncertainties include, without limitation, risks and uncertainties related to the satisfaction of customary closing conditions related to the proposed public offering. There can be no assurance that Theravance Biopharma will be able to complete the public offering on the anticipated terms, or at all. Risks and uncertainties relating to Theravance Biopharma and its business can be found in the “Risk Factors” section of Theravance Biopharma’s Form 10-Q, filed with the SEC on May 6, 2021, in Theravance Biopharma’s other filings with the SEC and in the preliminary prospectus supplement relating to the proposed offering filed with the SEC on June 24, 2021. Theravance Biopharma undertakes no duty or obligation to update any forward-looking statements contained in this release as a result of new information, future events or changes in Theravance Biopharma’s expectations.

Contact: Gail Cohen

Corporate Communications

917-214-6603

investor.relations@theravance.com